UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Monmouth Real Estate Investment Corporation

(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC
Jason Aintabi

Craig M. Hatkoff

Jennifer M. Hill

Todd S. Schuster

Allison Nagelberg

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 13, 2021, Blackwells Capital LLC (“Blackwells”) mailed a letter to stockholders of Monmouth Real Estate Investment Corporation, a Maryland corporation. A copy of the letter to stockholders is filed herewith as Exhibit 1.

Exhibit 1

September 13, 2021

Dear Fellow Monmouth Shareholder:

Blackwells Capital LLC is an alternative investment management firm that, together with its affiliates (collectively, “Blackwells”), owns 4.36% of the common stock of Monmouth Real Estate Investment Corporation (NYSE: MNR) (“Monmouth” or the “Company”).

On August 31, 2021, Monmouth shareholders rejected the proposed merger with Equity Commonwealth. In the press release announcing the results of the vote on that same day, the Company committed to setting a record date and meeting date for Monmouth’s 2021 Annual Meeting of Stockholders.

No such record date or annual meeting date has been set as of this mailing and we are demanding that the company set the date immediately.

Blackwells is committed to the election of new, independent directors that will work for all shareholders and maximize value. Included in this mailing is the most recent press release from Blackwells discussing the issues at Monmouth, recent events and the need for change at the Board of Directors.

We look forward to your support once the annual meeting date is set and the election of new directors can proceed, for the benefit of all shareholders.

More information about Blackwells, our director nominees and our efforts to unlock value on behalf of all shareholders is available at MaximizeMNR.com.

Sincerely,

Jason Aintabi

If you have any questions or need additional copies of Blackwells’ proxy materials, please contact:

509 Madison Avenue Suite 1206

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

Banks, Brokers, Trustees and Other Nominees Call Collect: (203) 658-9400

Email: Blackwells@morrowsodali.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

BLACKWELLS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AS THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO BLACKWELLS.

The participants in the proxy solicitation are Blackwells, Jason Aintabi, Craig M. Hatkoff, Jennifer M. Hill, Allison Nagelberg, and Todd S. Schuster (collectively, the “Participants”).

As of August 18, 2021, Blackwells beneficially owns 365,100 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). As of August 18, 2021, Mr. Aintabi beneficially owns 4,150,954 shares of Common Stock, including (i) 365,100 shares of Common Stock owned by Blackwells, of which Mr. Aintabi may be deemed the beneficial owner, as Managing Partner of Blackwells, AND (ii) 3,767,854 shares of Common Stock beneficially owned by BW Coinvest Management I LLC, including 50,000 shares of Common Stock underlying call options exercisable within sixty (60) days of the date hereof, which Mr. Aintabi, as the owner and President & Secretary of Blackwells Asset Management LLC, the owner and sole member of BW Coinvest Management I LLC, may be deemed to beneficially own. As of the date hereof, Ms. Nagelberg is the beneficial owner of approximately 64,199.94 shares of Common Stock and Mr. Schuster is the beneficial owner of 71,248 shares of Common Stock. Neither Ms. Hill nor Mr. Hatkoff owns any shares of Common Stock as of the date hereof. Collectively, the Participants beneficially own in the aggregate approximately 4,286,401.94 shares of Common Stock, including 50,000 shares of Common Stock underlying call options exercisable within sixty (60) days of the date hereof, representing approximately 4.36% of the outstanding shares of Common Stock.